Exhibit 10.2
THE E.W. SCRIPPS COMPANY
PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT

Summary of Performance-Based Restricted Share Unit Award

The E.W. Scripps Company (the “Company”) grants to the Grantee named below, in accordance with the terms of The E.W. Scripps Company 2010 Long-Term Incentive Plan, as amended and restated as of May 6, 2019 and as further amended from time to time (the “Plan”) and this Performance-Based Restricted Share Unit Agreement (the “Agreement”), the contingent right to receive the Target Number of Share Units on the Date of Grant set forth below:

Name of Grantee:	Adam P. Symson

Target Number of Share Units:	420,106

Date of Grant:	August 2, 2022

Performance Goals:	The Company operating cash flow and relative total shareholder return of Performance Goals, with the relative weightings, as set forth on Exhibit A.

Performance Period:	January 1, 2023 to December 31, 2027

Terms of Agreement

1.Grant of Award. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant this Performance-Based Restricted Share Unit Award (the “Award”), which represents the contingent right to vest in all or a portion of the Target Number of Share Units set forth above.

2.Performance Matrix. The Grantee’s right to vest in all or a portion of the Target Number of Share Units shall be contingent upon whether the Company achieves the Performance Goals for the Performance Period, as determined in accordance with the performance schedule established under Exhibit A (the “Performance Matrix”).

3.Vesting and Payment.

(a)After the end of the Performance Period, the Committee shall determine in writing whether each Performance Goal has been attained in accordance with the Performance Matrix and shall determine, the portion, if any, of the Target Number of Share Units that shall be earned (the “Earned Share Units”), effective on the last business day of February immediately following the end of the Performance Period (the “Crediting Date”). The Earned Share Units shall be fully vested provided that the Grantee shall have remained in the continuous employment of the Company or a Subsidiary through the end of the Performance Period and shall be payable within ten (10) calendar days after the Crediting Date. For purposes of this Section 3(a), the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

(b)Notwithstanding Section 3(a) to the contrary, if, prior to the end of the Performance Period and prior to a Change in Control, the Grantee’s employment with the Company is terminated (i) by the Company without Cause or by reason of the Grantee’s Disability, (ii) by the Grantee for Good Reason, or (iii) as a result of the Grantee’s death (collectively, a “Qualified Termination”), then provided that, within sixty (60) calendar days after such termination, the Grantee (or the Grantee’s estate, beneficiary or other successor) shall have executed and delivered a release of claims (the “Release”) in the form attached to the Grantee’s employment agreement with the Company dated as of the Date of Grant, as amended from time-to-time (the “Employment Agreement”) and such Release shall have become effective and irrevocable in accordance with its terms, the Grantee shall be eligible to vest in a prorated portion of the Target Number of Share Units on the terms, and subject to the conditions, set forth in Sections 1(c) and 2(c) of the Performance Matrix. For purposes of this Section 3(b), the terms “Cause”, “Good Reason” and “Disability” shall have the meanings provided those terms in the Employment Agreement and shall not be defined by reference to the Plan.

(c)Notwithstanding Section 3(a) and 3(b) to the contrary, if a Change in Control occurs during the Performance Period and at a time when the Grantee is employed with the Company, then the Grantee shall be eligible to vest in the Target Number of Share Units on the terms, and subject to the conditions, set forth in Sections 1(d) and 2(d) of the Performance Matrix.

4.Forfeiture.
(a)    The Target Number of Share Units allocated to a Performance Goal shall be forfeited automatically, without payment of any consideration and without further action or notice, in the event that (i) the Company does not attain the target performance level for that Performance Goal, as set forth on the Performance Matrix, or (ii) the Grantee ceases to be employed by the Company or a Subsidiary prior to the last day of the Performance Period, except as otherwise provided in Section 3(b) above.
(b)    Notwithstanding any provision contained herein to the contrary, this Agreement, and any amounts that the Grantee may receive pursuant to this Agreement, are subject to the forfeiture and repayment provisions of Section 23 of the Plan (Detrimental Activity; Forfeiture and Recoupment). This Section 4(b) shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Grantee’s employment or the payment of the Award as provided herein.
5.Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Award until such Shares have been delivered to the Grantee in accordance with Section 3 hereof. This Agreement represents an unfunded and unsecured promise of the Company to deliver Shares in the future, subject to the terms and conditions of this Agreement and the Plan, and the rights of the Grantee will be no greater than those of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6.Transferability. This Award may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 6 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in this Award.

7.No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

8.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

9.Taxes and Withholding. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares or other amounts under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the applicable tax withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Grantee’s applicable taxing jurisdictions.

10.Adjustments. The number and kind of Shares deliverable pursuant to this Award are subject to adjustment as provided in Section 18 of the Plan.

11.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith. In this regard, notwithstanding anything contained herein to the contrary:

(a)    For purposes of this Agreement, to the extent required to comply with Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(b)    If the Award become payable as a result of the Grantee’s “separation from service” within the meaning of Section 409A, and the Grantee is a “specified employee” at that time within the meaning of Section 409A (as determined pursuant to the Company’s policy for identifying specified employees), then to the extent required to comply with Section 409A, the earned and vested Shares shall be delivered to the Grantee within ten (10) calendar days after the first business day that is more than six months after the date of his separation from service (or, if the Grantee dies during such six-month period, delivered to his estate within thirty (30) calendar days after the Grantee’s death).

(c)    If the Award becomes payable as a result of a Change in Control, then to the extent required to comply with Section 409A, the earned and vested Shares shall be delivered to the Grantee within ten (10) calendar days after (i) the date of a Change in Control that also satisfies the definition of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets”, as each of those terms is defined in Section 409A, (ii) the Grantee’s “separation from service”, subject to the 6-month delay requirement in Section 11(b) above, or (iii) the Crediting Date.
12.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Award; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

13.Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A, or as otherwise may be provided in the Plan.

14.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. Except to the extent expressly provided herein, in the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Award.

16.Successors and Assigns. Without limiting Section 6 above, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

18.Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

19.Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

THE E.W. SCRIPPS COMPANY

_/s/ Kim Williams _____________________
By: Kim Williams
Its: Chairman of the Board
Please note that you must accept the award set forth in this Agreement online in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing at the Corporate Office, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Julie L. McGehee, Vice President, ESG and Corporate Secretary, The E. W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, OH 45202; 513-898-4075 (telephone); 513-977-3720 (facsimile), to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept the award on the terms, and subject to the conditions, set forth herein and in the Plan. Specifically:

You acknowledge that you have read the forfeiture and repayment provisions of Section 23 of the Plan (the “Restrictive Covenants”).

You understand that as a condition to receiving the award set forth in this Agreement that you must agree to be bound by and comply with the terms and conditions of the Restrictive Covenants.

You agree to notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants.

The terms and conditions of the Plan and this Agreement constitute a legal contract that will bind both you and the Company as soon as you accept the award.

EXHIBIT A
PERFORMANCE GOALS AND PAYOUT FORMULAS
1.    Company Operating Cash Flow (65%)
a.    In General
The Performance Goal for 65% of the Target Number of Share Units is the Company’s cumulative operating cash flow for the Performance Period. For each calendar year during the Performance Period (and no later than March 31 of such year), the Committee shall establish an annual Company operating cash flow goal for purposes of this Agreement, which shall be defined by reference to either (i) the target Company operating cash flow goal established under the Company’s annual incentive program for that year, using the same definitions, and subject to the same adjustments, as set forth in that annual incentive program, or (ii) if Committee does not incorporate a Company operating cash flow goal in the annual incentive program for a year, the target Company operating cash flow goal established in the Company’s Board-approved operating budget for that year, subject to the same types of adjustments as set forth in the annual incentive program for the most recent year in which the Committee incorporated a Company operating cash flow goal in the annual incentive program.
b.    Payout Levels
The target cumulative operating cash flow for the Performance Period shall equal the sum of the target Company operating cash flow goal for each calendar year during the Performance Period (the “Target Cumulative Operating Cash Flow”). The actual cumulative operating cash flow for the Performance Period shall equal the sum of the actual Company operating cash flow for each calendar year during the Performance Period (using the applicable definitions as provided in Section 1(a) above) (the “Actual Cumulative Operating Cash Flow”). If the Company’s Actual Cumulative Operating Cash Flow for the Performance Period equals or exceeds the Target Cumulative Operating Cash Flow for the Performance Period, then the payout equals 100% x 65% x the Target Number of Share Units. If the Company’s Actual Cumulative Operating Cash Flow for the Performance Period is less than the Target Cumulative Operating Cash Flow for the Performance Period, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
c.    Effect of a Qualified Termination
If the Grantee incurs a Qualified Termination during the Performance Period, then the Target Cumulative Operating Cash Flow shall equal the sum of the target operating cash flow goals for each calendar year during the Applicable Measuring Period. For purposes of this Agreement, the “Applicable Measuring Period” shall mean the calendar years during the Performance Period that ended prior to or on the date of the Qualified Termination.
If the Company’s Actual Cumulative Operating Cash Flow for the Applicable Measuring Period equals or exceeds the Target Cumulative Operating Cash Flow for that same period, then the payout equals 100% x 65% x the Target Number of Share Units x a fraction, the numerator of which is the number of days during the period commencing on (and including) the Date of Grant and ending on (and including) the Qualified Termination, and the denominator of which is the number of days during the period commencing on (and including) the Date of Grant and ending on (and including) the last day of the Performance Period. If the Company’s Actual Cumulative Operating Cash Flow for the Applicable Measuring Period is less than the Target Cumulative Operating Cash Flow for that same period, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
Notwithstanding anything contained herein to the contrary, if the Qualified Termination occurs prior to December 31, 2023, then the Company shall be deemed to have achieved the Target Cumulative Operating Cash Flow for purposes of the calculations set forth in this Section 1(c).
The Shares earned under this Section 1(c), if any, shall be fully vested and paid to the Grantee (or the Grantee’s estate in the event of his death) within ten (10) calendar days after the date that the Release (defined in Section 3(b) of the Agreement) becomes effective and irrevocable in accordance with its terms, or such later date as required under Section 11(b) of the Agreement.
d.    Effect of a Change in Control
If a Change in Control occurs during the Performance Period and at a time when the Grantee is employed with the Company, then the Target Cumulative Operating Cash Flow shall equal the sum of the target operating cash flow goals for each calendar year during the Applicable Performance Period. For purposes of this Agreement, the “Applicable Performance Period” shall mean the calendar years during the Performance Period that ended prior to or on the date of the Change in Control.
If the Company’s Actual Cumulative Operating Cash Flow for the Applicable Performance Period equals or exceeds the Target Cumulative Operating Cash Flow for that same period, then the payout equals 100% x 65% x the Target Number of Share Units (without pro-ration). If the Company’s Actual Cumulative Operating Cash Flow for the Applicable Performance Period is less than the Target Cumulative Operating Cash Flow for that same period, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
Notwithstanding anything contained herein to the contrary, if a Change in Control occurs prior to December 31, 2023, then the Company shall be deemed to have achieved the Target Cumulative Operating Cash Flow for purposes of the calculations set forth in this Section 1(d).
The Shares earned under this Section 1(d), if any, shall be fully vested and paid to the Grantee within ten (10) calendar days after the date of the Change in Control, or such later date as required under Section 11(c) of the Agreement.
2.    Relative Total Shareholder Return (35%)
    a.    In General
The Performance Goal for 35% of the Target Number of Share Units is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of the Company over the Performance Period compared to the TSR of the U.S.-headquartered companies classified under the “Media” Global Industry Classification Standard as of the Date of Grant (the “Comparison Group”). The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”).
The payout equals 100% x 35% x the Target Number of Share Units if either or both of the following conditions are satisfied:
i.    The Company’s Relative TSR Ranking for three or more calendar years during the Performance Period (calculated at the end of each year) equals or exceeds the Target TSR Ranking, or
ii.    The average of the Company’s Relative TSR Ranking for each calendar year during the Performance Period (i.e., calculated at the end of each year and then averaged based on the number of years in the Performance Period) equals or exceeds the Target TSR Ranking.
If neither of the conditions section forth in paragraphs (i) or (ii) above is satisfied, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
b.    Definitions and Operating Rules
For purposes of this Agreement, TSR means, with respect to any company, the percentage change in total shareholder return, determined by dividing (i) the difference between the price of a share of the company’s common stock from the Opening Value (as defined below) to the Closing Value (as defined below), by (ii) the Opening Value, with higher percentile ranking for more positive/less negative TSR.
The term “Opening Value” means, with respect to any company, the simple average of the closing prices per share of the company’s common stock on each trading day during the calendar month preceding the start of each calendar year during the Performance Period.
The term “Closing Value” means, with respect to any company, the simple average of the closing prices per share of the company’s common stock on each trading day during the last calendar month of each calendar year during the Performance Period, plus the cumulative value of all announced and paid dividends with respect to the company’s common stock during the calendar year.
In determining the Company’s Relative TSR Ranking, in the event that the Company’s TSR for a calendar year is equal to the TSR(s) of one or more other Comparison Group members for that year, the Company’s Relative

TSR Ranking will be determined by ranking the Company’s TSR for that year as being greater than such other Comparison Group members.
In the event that a company in the Comparison Group ceases to exist as a separate publicly-traded company due to a merger, acquisition or privatization (and other than due to bankruptcy or insolvency), such company shall cease to be a member of the Comparison Group. If a company in the Comparison Group becomes bankrupt or insolvent and ceases to be publicly-traded, that company shall remain a member of the Comparison Group and shall be deemed to have a Closing Value of $0.00.
With respect to the computation of TSR, Opening Value, and Ending Value, the Committee shall make equitable and proportionate adjustments to stock prices to the extent, if any, necessary to reflect the impact of a recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or similar corporate event occurring during the Performance Period (or during the applicable calendar month used in determining the Opening Value).
    c.    Effect of a Qualified Termination
If the Grantee incurs a Qualified Termination prior to the last day of the Performance Period, then the Committee shall determine whether the conditions set forth in Section 2(a)(i) or (ii) above have been satisfied during the Applicable Measuring Period. If one or both of the conditions set forth in Section 2(a)(i) or (ii) above have been satisfied during the Applicable Measuring Period, then the payout equals 100% x 35% x the Target Number of Share Units x a fraction, the numerator of which is the number of days during the period commencing on (and including) the Date of Grant and ending on (and including) the Qualified Termination, and the denominator of which is the number of days during the period commencing on (and including) the Date of Grant and ending on (and including) December 31, 2027. If neither of the conditions set forth in Section 2(a)(i) or (ii) above has been satisfied during the Applicable Measuring Period, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
Notwithstanding anything contained herein to the contrary, if the Qualified Termination occurs prior to December 31, 2023, then the Company shall be deemed to have achieved the Target TSR Ranking for purposes of the calculations set forth in this Section 2(c).
The Shares earned under this Section 2(c), if any, shall be fully vested and paid to the Grantee (or the Grantee’s estate in the event of his death) within ten (10) calendar days after the date that the Release becomes effective and irrevocable in accordance with its terms, or such later date as required under Section 11(b) of the Agreement.
d.    Effect of a Change in Control
If a Change in Control occurs during the Performance Period and at a time when the Grantee is employed with the Company, then the Committee shall determine whether the conditions set forth in Section 2(a)(i) or (ii) above have been satisfied during the Applicable Performance Period. If one or both of the conditions set forth in Section 2(a)(i) or (ii) above have been satisfied during the Applicable Performance Period, then the payout equals 100% x 35% x the Target Number of Share Units (without pro-ration). If neither of the conditions set forth in Section 2(a)(i) or (ii) above has been satisfied during the Applicable Performance Period, then the Target Number of Share Units allocated to this Performance Goal shall be forfeited without payment of any consideration and without further action or notice.
Notwithstanding anything contained herein to the contrary, if the Change in Control occurs prior to December 31, 2023, then the Company shall be deemed to have achieved the Target TSR Ranking for purposes of the calculations above.
The Shares earned under this Section 2(d), if any, shall be fully vested and paid to the Grantee within ten (10) calendar days after the date of the Change in Control, or such later date as required under Section 11(c) of the Agreement.
3.    Adjustments
Notwithstanding any other provision of the Agreement or this Performance Matrix, the Committee may, with the written consent of the Grantee (not to be unreasonably withheld), modify the definition of the Performance Goals or the related target level of achievement, in whole or in part, as the Committee deems appropriate and equitable to reflect (i) changes in accounting principles or tax laws, (ii) changes in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, or the manner in which it conducts its business, or (iii) other events or circumstances not contemplated by the Committee at the time Performance Goals were established.

* * * * *